Exhibit 10.1

SCISPARC LTD.

20 Raul Wallenberg Street, Tower A,

Tel Aviv 6971916 Israel

October 15, 2026

To: L.I.A Pure Capital Ltd., a holder of a Convertible Promissory Note (the “Note”) issued on February 12, 2026

Re: Inducement Offer to Convert Existing Convertible Promissory Note

Dear Holder:

SCISPARC LTD. (the “Company”) is pleased to offer (this “Inducement Offer”) to you (“Holder”, “you” or similar terminology) to convert in full your Note, of which the outstanding amount (including both principal and interest) is $2,023,039.21, into ordinary shares of the Company, no par value (the “Ordinary Shares”), at a conversion price of $1.50 per Ordinary Share (the “Conversion Price”). The Ordinary Shares issuable upon conversion of the Note shall be referred to herein as the “Shares”. The resale of the Shares has been registered pursuant to an effective registration statement on Form F-3 (File No. 333-293533) (the “Registration Statement”). The Registration Statement is currently effective and, upon conversion of the Note pursuant to this letter agreement (the “Inducement Agreement”), will be effective for the resale of the Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

The Company is making you this offer during the period from the date of this Inducement Offer set forth above and until 4:00 pm, Eastern Time, on October 16, 2026 (the “Conversion Period”). Conversion of the Note may be made, in whole or in part, at any time or times during the Conversion Period by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Conversion Notice attached to the Note. The outstanding principal and accrued interest under the Note shall be applied toward the issuance of the Shares at the Conversion Price, and no additional cash payment by the Holder shall be required in connection with such conversion.

Notwithstanding anything herein to the contrary, in the event that any conversion of the Note would otherwise cause the Holder to exceed the beneficial ownership limitation set forth in Section 3(c)(i) of the Note (the “Beneficial Ownership Limitation”), which is, for the avoidance of doubt, 4.99%, the Company shall only issue such number of Ordinary Shares to the Holder that would not cause the Holder to exceed the maximum number of Ordinary Shares permitted thereunder, as directed by the Holder, with the balance of the Shares to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitation. Any Shares held in abeyance shall be evidenced by the Note, with the corresponding principal and accrued interest deemed converted as of the applicable conversion date and no further interest accruing on such converted amounts. Such Shares shall be issued upon delivery of a Conversion Notice under the Note, without any additional payment by the Holder or further reduction of the outstanding amounts under the Note. The parties hereby agree that the Beneficial Ownership Limitation for purposes of the Note is 4.99%.

The Holder may accept this offer by signing this letter below, which constitutes the Holder’s acceptance of the terms for conversion of the Note at the Holder’s own discretion, subject to the Beneficial Ownership Limitation set forth in the Note.

The Holder represents and warrants that, as of the date hereof, the Holder is fully aware of, and has reviewed all of the Company’s public filings.

Holder represents and warrants that, as of the date hereof it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Holder represents and warrants that, it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Also, Holder represents and warrants that it is acquiring the Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Shares (this representation is not limiting Holder’s right to sell the Shares pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws).

If this offer is accepted and the Inducement Agreement is executed, then on or before 8:30 a.m., Eastern Time, on the Trading Day following the date hereof, the Company shall issue a press release and/or file a Report of Foreign Private Issuer on Form 6-K (the “Form 6-K”) with the Securities and Exchange Commission (the “Commission”) disclosing all material terms of the transactions contemplated hereunder, including this letter agreement as an exhibit thereto with the Commission. From and after the issuance of such press release or filing of such Form 6-K, as applicable, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such press release and/or filing of such Form 6-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, and upon issuance of the Shares, the Shares shall be issued free of any legends or restrictions on resale by Holder.

No later than the first (1st) Trading Day following the date hereof, the closing (“Closing”) shall occur at such location as the parties shall mutually agree. The settlement of the Shares shall occur in accordance with the settlement mechanics provided under the “Mechanics of Conversion” section of the Note.

This Inducement Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

Sincerely yours,

SCISPARC LTD.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Chief Executive Officer and Chief Financial Officer

[Holder Signature Page Follows]

Accepted and Agreed to:

Name of Holder: L.I.A. Pure Capital Ltd.

Signature of Authorized Signatory of Holder: /s/ Kfir Silberman

Name of Authorized Signatory: Kfir Silberman

Title of Authorized Signatory: CEO

Amount of Principal and Interest outstanding under the Note: $2,023,039.21

Conversion Price applicable to the conversion of the Note: $1.50 per Ordinary Share

DTC Instructions: _________________________________________________

[Holder Signature Page]

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